SECOND AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED
OPERATING EXPENSE LIMITATION AGREEMENT

with

SCHOONER INVESTMENT GROUP, LLC

THIS SECOND AMENDMENT dated as of January 28, 2016, to the Amended and Restated Operating Expense Limitation Agreement, dated as of October 28, 2014 as amended August 4, 2015 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and SCHOONER INVESTMENT GROUP, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the Annual Limit (as that term is defined in the Agreement) for each class of the Schooner Hedged Alternative Income Fund by 0.10%, effective February 1, 2016; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties; and

WHEREAS, the parties desire to revise and replace Section 4 of the Agreement and to clarify that the Agreement may be continued for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, upon the approval of the Board of Trustees of the Trust;

NOW, THEREFORE, the parties agree as follows:

Amended Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of reduce the Annual Limit (as defined in the Agreement) for the Schooner Hedged Alternative Income Fund, to be effective as of February 1, 2016;  and

and

Section 4 of the Agreement, is hereby replaced and superseded by the following:

“4. TERM. This Agreement shall become effective with respect to a Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of one year, unless sooner terminated by either of the parties hereto in accordance with Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, so long as such continuation is approved for the Fund at least annually by the Board of Trustees.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS
on behalf of its series listed on Schedule A

By:          /s/ John P. Buckel
Name:    John P. Buckel
Title:      President
SCHOONER INVESTMENT GROUP, LLC

By:         /s/ Gregory R. Levinson
Name:   Gregory R. Levinson
Title:     Managing Member

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED
OPERATING EXPENSE LIMITATION AGREEMENT

with

SCHOONER INVESTMENT GROUP, LLC

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Schooner Fund – Class A Shares	1.99%
Schooner Fund – Class I Shares	1.74%
Schooner Hedged Alternative Income Fund – Institutional Class Shares	1.39%
Schooner Hedged Alternative Income Fund – Class A Shares	1.64%